Exhibit 10.3

EXECUTION COPY

FOURTH AMENDMENT dated as of November 24, 2004 (this “Amendment”), to the CREDIT AGREEMENT dated as of November 8, 2002, as amended and restated as of July 27, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DEX MEDIA, INC., DEX MEDIA EAST, INC., DEX MEDIA EAST LLC (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A. (formerly knows as JPMorgan Chase Bank), as administrative agent and collateral agent (in such capacities, the “Agent”), and J.P.MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC, as Joint Bookrunners and Co-Lead Arrangers.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

B. The Borrower, the Parent and Holdings have requested that the Credit Agreement be amended so as to provide for (i) a new tranche of term loans thereunder (the “New Tranche B Term Loans”), the proceeds of which, together, if necessary, with other available funds of the Borrower, will be used to refinance all currently outstanding Tranche B Term Loans and which, except as revised hereby, will have the same terms as the currently outstanding Tranche B Term Loans under the Credit Agreement, and (ii) modifications to the Applicable Rate for New Tranche B Term Loans.

C. Each existing Tranche B Lender (an “Existing Tranche B Term Lender”) that executes and delivers a signature page to this Amendment (a “Lender Addendum”) and agrees to convert its outstanding Tranche B Term Loans to New Tranche B Term Loans (a “Converting Tranche B Term Lender”) will be deemed (i) to have agreed to the terms of this Amendment, (ii) to have agreed to convert its Tranche B Term Loans (“Existing Tranche B Term Loans”) outstanding on the Amendment Effective Date (as defined herein) into New Tranche B Term Loans in an aggregate principal amount up to, but not in excess of, the aggregate principal amount of such Existing Tranche B Term Loans, and (iii) upon the Amendment Effective Date, to have converted such amount of its Existing Tranche B Term Loans as is determined by JPMorgan Securities Inc. and Banc of America Securities LLC (the “Arrangers”) and the Borrower and notified to such Existing Tranche B Term Lender into New Tranche B Term Loans in an equal principal amount.

D. Each Person (other than a Converting Tranche B Term Lender in its capacity as such) that executes and delivers a Lender Addendum and agrees to make New Tranche B Term Loans (an “Additional Tranche B Term Lender”), including any Existing Tranche B Term Lender that notifies the Arrangers that it does not want to be a Converting Term Lender but is willing to undertake a commitment to make and fund New Tranche B Term Loans, will be deemed (i) to have agreed to the terms of this Amendment and (ii) to have committed to make New Tranche B Term Loans to the Borrower on the Amendment Effective Date (“Additional Tranche B Term Loans”), in

such amounts (not in excess of any such commitment) as are determined by the Arrangers and the Borrower and notified to such Additional Tranche B Term Lender. The proceeds of such Additional Tranche B Term Loans will be used by the Borrower, together, if necessary, with other available cash, to repay in full the outstanding principal amount of Existing Tranche B Term Loans that are not converted by Converting Tranche B Term Lenders into New Tranche B Term Loans.

E. Each Lender other than a Converting Tranche B Term Lender or an Additional Tranche B Term Lender, including any Existing Tranche B Term Lender that executes and delivers a Lender Addendum solely in the capacity of a Tranche B Lender and not specifically as a Converting Tranche B Term Lender or an Additional Tranche B Term Lender, will be deemed to have agreed to the terms of this Amendment but will not be deemed thereby to have agreed to convert Existing Tranche B Term Loans into New Tranche B Term Loans or to have made any commitment to make New Tranche B Term Loans.

F. The Lenders are willing, subject to the terms and conditions set forth in this Amendment, to effect such amendments to the Credit Agreement.

G. The Converting Tranche B Term Lenders and the Additional Tranche B Term Lenders (collectively, the “New Tranche B Term Lenders”) are severally willing to convert their Existing Tranche B Term Loans into New Tranche B Term Loans or to make New Tranche B Term Loans, as the case may be, subject to the terms and conditions set forth in this Amendment.

Accordingly, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendments to the Credit Agreement. Effective as of the Amendment Effective Date:

(a) the definition of each of the following terms in Section 1.01 of the Credit Agreement is amended to read in its entirety as follows:

“Applicable Rate” means, for any day (a) with respect to any Tranche B Term Loan, 0.75% per annum, in the case of an ABR Loan, and 1.75% per annum, in the case of a Eurocurrency Loan, and (b) with respect to any ABR Loan or Eurocurrency Loan that is a Revolving Loan or a Tranche A Term Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date:

Leverage Ratio:	ABR Spread	Eurocurrency Spread	Commitment Fee Rate
Category 1	1.00%	2.00%	0.375%
greater than or equal to 4.50 to 1.00

Category 2	0.75%	1.75%	0.375%
greater than or equal to 4.00 to 1.00 but less than 4.50 to 1.00

Category 3	0.50%	1.50%	0.375%
less than 4.00 to 1.00

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be greater than 4.50 to 1.00 (A) at any time that an Event of Default has occurred and is continuing or (B) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Holdings, the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (ii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period, plus (iii) the amount of dividends paid by Holdings during such period pursuant to Section 6.08(a)(ix) minus (b) the sum of (i) interest income of Holdings, the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) to the extent included in such consolidated interest expense for such period, amounts attributable to amortization of financing costs, (iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, plus (iv) to the extent included in such consolidated interest expense for such period, amounts attributable to premiums paid, prepayment fees or penalties related to the repayment of Indebtedness. For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to interest rate Swap Agreements (other than early termination payments).

“Tranche B Term Loans” means a Loan made pursuant to clause (b) of Section 2.01 or, as the context may require, a “Tranche B Term Loan” outstanding hereunder prior to the Second Refinancing Date.

(b) Section 1.01 of the Credit Agreement is amended to add definitions of the following terms in appropriate alphabetical order:

“Fourth Amendment” means the Fourth Amendment dated as of November 24, 2004, to this Agreement.

“Second Refinancing Date” means the date on which Tranche B Term Loans are made pursuant to Section 3 of the Fourth Amendment.

“Tranche B Undertaking” means, with respect to each Lender, the agreement, if any, of such Lender to make, or convert an existing term loan into, a Tranche B Term Loan pursuant to Section 3 of the Fourth Amendment on the Second Refinancing Date. The amount of each Lender’s Tranche B Undertaking is set forth on Schedule 2.01.

(c) The definitions of “New Tranche B Lender” and “Tranche B Commitment” in Section 1.01 of the Credit Agreement are deleted.

(d) Section 2.01 of the Credit Agreement is amended to read as follows:

“SECTION 2.01. Commitments. (a) On the Refinancing Date, each Tranche A Lender with a Tranche A Commitment made Tranche A Term Loans to the Borrower in an amount equal to such Tranche A Commitment.

(b) Subject to the terms and conditions set forth in the Fourth Amendment, each Lender has agreed to make, or acquire through conversion of existing term loans, a Tranche B Term Loan to the Borrower on the Second Refinancing Date in a principal amount equal to its Tranche B Undertaking.

(c) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not (after giving effect to any concurrent use of the proceeds thereof to repay Swingline Loans or LC Disbursements) result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(d) Amounts repaid in respect of Term Loans may not be reborrowed.”

(e) Section 2.08(a) of the Credit Agreement is amended to read as follows:

“SECTION 2.08. Termination and Reduction of Commitments. (a) The Tranche A Commitments terminated at 5:00 p.m., New York City time, on the Refinancing Date. The Tranche B Undertakings shall terminate at 5:00 p.m., New York City time, on the Second Refinancing Date, and the Revolving Commitments shall terminate on the Revolving Maturity Date.”

(f) Section 2.10(b) of the Credit Agreement is amended to read in its entirety as follows:

“(b) Subject to adjustment pursuant to paragraph (d) of this Section 2.10, the Borrower shall repay Tranche B Borrowings on each date set forth below in an amount equal to the percentage of the aggregate principal amount of Tranche B Term Loans made on the Second Refinancing Date set forth opposite such date:

Date	Percentage of Principal Amount to be Repaid
December 31, 2004	1.00%
March 31, 2005	1.00%
June 30, 2005	1.00%
September 30, 2005	1.00%
December 31, 2005	1.00%
March 31, 2006	1.00%
June 30, 2006	1.00%
September 30, 2006	1.00%
December 31, 2006	1.00%
March 31, 2007	1.00%
June 30, 2007	1.00%
September 30, 2007	1.00%
December 31, 2007	1.00%
March 31, 2008	1.00%
June 30, 2008	1.00%
September 30, 2008	20.00%
December 31, 2008	20.00%
March 31, 2009	22.00%
Tranche B Maturity Date	23.00%

(g) Section 2.11(f) of the Credit Agreement is amended by (x) replacing clause (ii) of the proviso to the third sentence thereof with a new clause (ii) that reads as follows: “(ii) the proceeds of the Tranche B Term Loans made on the Second Refinancing Date, together with such additional amounts as may be necessary, shall be applied to the repayment of all Tranche B Term Loans outstanding immediately prior to the Second Refinancing Date and”.

(h) Section 2.12 of the Credit Agreement is amended by redesignating paragraph (d) as paragraph (e) and adding a new paragraph (d) to read as follows:

“(d) All voluntary prepayments of Tranche B Term Loans effected on or prior to the first anniversary of the Second Refinancing Date with the proceeds of a substantially concurrent issuance or incurrence of secured Indebtedness under any bank credit facility (including any replacement or incremental term loan facility effected pursuant to an amendment of this Agreement) will be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment if the Applicable Rate or similar interest rate spread applicable to such Indebtedness is, or upon satisfaction of certain conditions could be, less than the Applicable Rate that would apply to the Tranche B Term Loans (based on the definition of Applicable Rate as in effect on the Second Refinancing Date). Such fee shall be paid by the Borrowers to the Administrative Agent, for the accounts of the relevant Term Lenders, on the date of such prepayment.”

(i) Section 5.11 of the Credit Agreement is amended by revising the first sentence of such Section to read as follows: “The proceeds of the Tranche A Term Loans made on the Refinancing Date will be used only to refinance Tranche A Term Loans outstanding immediately prior to the Refinancing Date and to pay fees and expenses in connection therewith, and the proceeds of the Tranche B Term Loans made on the Second Refinancing Date will be used only to refinance Tranche B Term Loans outstanding immediately prior to the Second Refinancing Date and to pay fees and expenses in connection therewith.”

(j) Schedule 2.01 of the Credit Agreement is deleted and replaced in its entirety with a new Schedule 2.01 that will, upon completion of the allocations of Tranche B Undertakings in accordance with the terms hereof, set forth each Lender’s Tranche A Commitment, Tranche B Undertaking and Revolving Commitment, and shall be furnished to each New Tranche B Term Lender promptly upon the completion of such allocations.

SECTION 2. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, each of the Borrower, the Parent and Holdings represents and warrants to each of the Lenders, the Additional Tranche B Term Lenders and the Agent that, as of the Amendment Effective Date:

(a) This Amendment has been duly authorized, executed and delivered by it and this Amendment and the Credit Agreement, as amended and restated hereby, constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects on and as of the Amendment Effective Date with the same effect as though made on and as of the Amendment

Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date); provided that the foregoing representation is made by the Parent only in respect of the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.08, 3.09 and 3.12 of the Credit Agreement.

(c) No Default or Event of Default has occurred and is continuing.

SECTION 3. New Tranche B Term Loans. (a) Subject to the terms and conditions set forth herein, (i) each Converting Tranche B Term Lender agrees to convert its Existing Tranche B Term Loans into New Tranche B Term Loans on the Amendment Effective Date in amounts equal to its Tranche B Undertaking and (ii) each Additional Tranche B Term Lender agrees to make New Tranche B Term Loans to the Borrower on the Amendment Effective Date in amounts equal to its Tranche B Undertaking. Each Additional Term Lender will make New Tranche B Term Loans on the Amendment Effective Date by transferring to the Agent, in the manner contemplated by Section 2.06 of the Credit Agreement, an amount equal to the amount of its Tranche B Undertaking. Any portion of an Existing Tranche B Term Loan converted by a Converting Tranche B Term Lender into a New Tranche B Term Loan as contemplated hereby is referred to herein as a “Converted Loan”. The “Tranche B Undertaking” (i) of any Converting Tranche B Term Lender will be such amount of its Existing Tranche B Term Loans to be converted into an equal amount of New Tranche B Term Loans, as is determined by the Arrangers and the Borrower and notified to such Lender prior to the Amendment Effective Date, and (ii) of any Additional Tranche B Term Lender will be the amount (not exceeding any commitment offered by such Additional Tranche B Term Lender) allocated to it by the Arrangers and the Borrower and notified to it prior to the Amendment Effective Date. The new Schedule 2.01 of the Credit Agreement contemplated by Section 1(j) hereof will separately set forth (i) the Tranche B Undertaking of each Converting Tranche B Term Lender and (ii) the Tranche B Undertaking of each Additional Tranche B Term Lender. The commitments of the Additional Tranche B Term Lenders and the conversion undertakings of the Converting Tranche B Term Lenders are several and no such Lender will be responsible for any other Lender’s failure to make or acquire by conversion New Tranche B Term Loans.

(b) Notwithstanding anything herein or in the Credit Agreement to the contrary, the aggregate principal amount of the New Tranche B Term Loans will not exceed the aggregate principal amount of the Existing Tranche B Term Loans immediately prior to the Amendment Effective Date.

(c) The obligation of each New Tranche B Term Lender to make or acquire by conversion New Tranche B Term Loans on the Amendment Effective Date is subject to the satisfaction of the following conditions:

(i) The conditions set forth in Section 4.02 of the Credit Agreement shall be satisfied on and as of the Amendment Effective Date, and the Agent shall have received a certificate of a Financial Officer, dated the Amendment Effective Date, to such effect.

(ii) The Agent shall have received a favorable legal opinion of Latham & Watkins LLP, counsel to the Borrower, Holdings and the Parent, addressed to the Agent and the New Tranche B Term Lenders and dated the Amendment Effective Date, covering such matters relating to the New Tranche B Term Loans, this Amendment, the Credit Agreement as amended hereby, and the other Loan Documents and security interests thereunder as the Agent may reasonably request, and such opinion shall be reasonably satisfactory to the Agent.

(iii) The Agent shall have received such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of this Amendment and the transactions contemplated hereby and any other legal matters relating to the Loan Parties, this Amendment, the other Loan Documents and the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Agent.

(iv) To the extent deemed necessary or appropriate by the Agent, each Security Document shall have been amended to provide the benefits thereof to the New Tranche B Term Lenders on the same basis as such benefits are provided to the Existing Tranche B Term Lenders.

(v) Each Loan Party that has not executed and delivered this Amendment shall have entered into a written instrument reasonably satisfactory to the Agent pursuant to which it confirms that it consents to this Amendment and the New Tranche B Term Loans and that the Security Documents to which it is party will continue to apply in respect of the Credit Agreement, as amended hereby, and the Obligations of such Loan Party.

(vi) The aggregate amount of the Tranche B Undertakings of the Additional Tranche B Term Lenders, plus the amount of any cash available to be used to prepay Existing Tranche B Term Loans, shall equal or exceed the aggregate principal amount of the Existing Tranche B Term Loans other than Converted Loans.

(vii) The Agent shall have received evidence that the Borrower has made the payments referred to in Section 3(e) or is making such payments on the Amendment Effective Date with the proceeds of the Additional Term Loans and such other funds as may be required.

(viii) The conditions to effectiveness of this Amendment set forth in Section 4 hereof shall have been satisfied.

(d) All New Tranche B Term Loan Eurocurrency Borrowings made on the Amendment Effective Date shall have initial Interest Periods ending on the same dates as the Interest Periods applicable to the Existing Tranche B Term Loan Borrowings being refinanced, and the Adjusted LIBO Rates applicable to such New Tranche B Term Loan Borrowings during such initial Interest Periods shall be the same as those applicable to the Existing Tranche B Term Loan Borrowings being refinanced. For purposes of the foregoing, such Interest Periods shall be assigned to the Additional Tranche B Term Loans of each Additional Tranche B Term Lender in the same proportion that such Interest Periods applied to the Existing Tranche B Term Loans on the Amendment Effective Date. The Borrower will not be required to make any payments to Converting Tranche B Term Lenders under Section 2.16 of the Credit Agreement in connection with the conversion of their Existing Tranche B Term Loans into New Tranche B Term Loans.

(e) On the Amendment Effective Date, the Borrower shall apply the proceeds of the Additional Tranche B Term Loans and such other amounts as may be necessary to (i) prepay in full all Existing Tranche B Term Loans (other than Converted Loans), (ii) pay all accrued and unpaid interest on all Existing Tranche B Term Loans and (iii) pay to each Tranche B Lender all amounts payable pursuant to Section 2.16 of the Credit Agreement as a result of the prepayment of such Lender’s Existing Term Loans (other than Converted Loans) and all other Obligations then due and owing to such Lenders under the Credit Agreement in their capacities as such.

(f) On and after the Amendment Effective Date, each reference in the Credit Agreement to “Tranche B Term Loans” shall be deemed a reference to the New Tranche B Term Loans contemplated hereby. Notwithstanding the foregoing, the provisions of the Credit Agreement with respect to indemnification, reimbursement of costs and expenses, increased costs and break funding payments shall continue in full force and effect with respect to, and for the benefit of, each Lender that was a Tranche B Lender prior to the Amendment Effective Date, but that is not a New Tranche B Lender.

SECTION 4. Effectiveness of Amendment. This Amendment shall become effective as of the first date (the “Amendment Effective Date”) on which the following conditions have been satisfied:

(i) The Agent (or its counsel) shall have received duly executed counterparts hereof that, when taken together, bear the signatures of (A) the Borrower, the Parent and Holdings, (B) the Required Lenders, (C) each Converting Tranche B Term Lender and (D) each Additional Tranche B Term Lender.

(ii) The conditions set forth in Section 3(c) hereof shall have been satisfied and the Borrower shall have made the payments required to be made by Section 3(e) hereof.

(iii) To the extent invoiced, the Agent shall have received payment or reimbursement of its reasonable out-of-pocket expenses in connection with this Amendment and any other out-of-pocket expenses of the Agent required to be paid or reimbursed pursuant to the Credit Agreement, including the reasonable fees, charges and disbursements of counsel for the Agent.

SECTION 5. Effect of Amendment. (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(b) On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7. Costs and Expenses. The Borrower agrees to reimburse the Agent for its reasonable out of pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Agent.

SECTION 8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of any executed counterpart of a signature page of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 9. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized officers as of the date first above written.

DEX MEDIA EAST LLC,

by	/S/ GEORGE BURNETT
	Name:	George Burnett
	Title:	Chief Executive Officer

DEX MEDIA EAST, INC.,

by	/S/ GEORGE BURNETT
	Name:	George Burnett
	Title:	Chief Executive Officer

DEX MEDIA, INC.,

by	/S/ GEORGE BURNETT
	Name:	George Burnett
	Title:	Chief Executive Officer

JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), individually and as Agent,
by	/s/ Thomas H. Kozlark
Name: Thomas H. Kozlark
Title: Vice President

LENDER ADDENDUM TO FOURTH AMENDMENT DATED AS OF NOVEMBER 24, 2004, OF THE DEX MEDIA EAST CREDIT AGREEMENT DATED AS OF NOVEMBER 8, 2002, AS AMENDED.

This is a Lender Addendum referred to, and is a signature page to, the Fourth Amendment dated as of November 24, 2004 (the “Amendment”) of the Credit Agreement dated as of November 8, 2002, as amended, among Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC, various Lenders and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned to them in the Amendment or the Credit Agreement, as applicable. By executing this Lender Addendum, the undersigned institution agrees (i) if executing this Lender Addendum in the capacity of a Converting Tranche B Term Lender, to the terms of the Amendment and, subject to the terms and conditions of the Amendment, to convert its Existing Tranche B Term Loans into new Tranche B Term Loans on the Amendment Effective Date in the amount of its Tranche B Undertaking, as reflected with respect to Converting Tranche B Term Lenders in the revised Schedule 2.01 to the Credit Agreement contemplated by the Amendment, (ii) if executing this Lender Addendum in the capacity of an Additional Tranche B Term Lender, to the terms of the Amendment and, subject to the terms and conditions of the Amendment, to make and fund New Tranche B Term Loans on the Amendment Effective Date in the amount of its Tranche B Undertaking, as reflected with respect to Additional Tranche B Term Lenders in the revised Schedule 2.01 to the Credit Agreement contemplated by the Amendment, (iii) if executing this Lender Addendum in the capacity of a Revolving Lender, to the terms of the Amendment, and (iv) if executing this Lender Addendum in the capacity of a Tranche A Lender, to the terms of the Amendment.

Name of Institution:

by
Name:
Title: